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                                                       Exhibit 10.27.11









                      SUPPLEMENTAL LOAN AGREEMENT


                     dated as of December 10, 1997




                                between


                           NRG ENERGY, INC.,
                              as Lender,

                                  and


                      NRG GENERATING (U.S.) INC.

                                  and


                           NRGG Funding Inc.
                             as Borrowers









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          THIS SUPPLEMENTAL LOAN AGREEMENT, dated as of December 10,
1997, is between NRG GENERATING (U.S.) INC., a Delaware corporation ("NRGG"), NRGG Funding, Inc., a Delaware corporation ("Funding") and NRG Energy, Inc., a Delaware corporation (the "Lender").

                         W I T N E S S E T H:

          WHEREAS, NRGG and Funding (each, a "Borrower" and collectively, the "Borrowers") wish to borrow up to $22,000,000 to meet their joint and several obligation to fund equity commitments to NRG (Morris) Cogen, LLC, a Delaware limited liability company ("Morris Cogen"), and the Lender agrees to lend such amount to the Borrowers on the terms and conditions set forth below;

          NOW, THEREFORE, the Borrowers and the Lender agree as follows:

                               ARTICLE 1

                              Definitions

          SECTION 1.01. Defined Terms. As used in this Agreement, the terms defined in the caption hereto shall have the meanings set forth therein, and the following terms have the following meanings:

          "Affiliate" of any specified person means (i) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person or (ii) any Person who is a director or officer (a) of such Person, (b) of any Subsidiary of such Person or (c) of any Person described in clause (i) above. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "Agreement" means this Supplemental Loan Agreement, as amended, supplemented or modified from time to time.

          "Amortization Schedule" shall have the meaning assigned thereto in Section 2.05(b).

          "Assignment and Assumption Agreement" shall have the meaning assigned thereto in Section 2.02.

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          "Bankruptcy Law" shall mean any applicable liquidation,
dissolution, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization, readjustment of debt or similar laws affecting the rights and remedies of creditors generally, as in effect from time to time.

          "Base Rate" means, for any date, a rate per annum equal to the prime rate for that date plus one and one-half percent (1.5%).

          "Borrower" and "Borrowers" mean the parties named as such in this Agreement until one or more successors replace the Borrowers, and thereafter such successor(s).

          "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York or Minneapolis, Minnesota are authorized or required by law to close.

          "Chase Pledge Agreement" shall have the meaning assigned thereto in Section 8.01.

          "Closing Date" means the date this Agreement is executed and delivered by each party hereto.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Collateral" shall mean all assets of Funding and NRG Morris Inc. in which the Lender is granted a security interest under the Pledge Agreement.

          "Credit Documents" means the collective reference to this Agreement, the Note and the Security Documents.

          "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

          "Distributions" shall mean dividends or other payments of any kind, whether in cash, in kind, or in securities or other property.

          "Dollars" and "$" means dollars in lawful currency of the United States of America.

          "Environmental Approval" shall have the meaning assigned thereto in Section 5(u)(ii).

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          "Environmental Claim"  shall have the meaning assigned
thereto in Section 5(u).

          "Environmental Laws" shall have the meaning assigned thereto in Section 5(u).

                "Equity Commitment Agreement" shall have the meaning assigned thereto in Section 2.02.

           "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.


          "ERISA Affiliate" means a trade or business (whether or not incorporated) which is under common control with either of the Borrowers within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

          "Event of Default" shall have the meaning assigned thereto in
Section 7.01.

          "Funding Date" means the date not later than the date equity must be infused into Morris Cogen pursuant to the Equity Commitment Agreement, upon which the Borrowers shall request that the Loan be made available.

          "GAAP" means generally accepted accounting principles in the Unites States of America as in effect from time to time.

          "Good Faith Contest" means the contest of an item if the item is diligently contested in good faith by appropriate proceedings timely instituted and (i) adequate cash reserves (or at the applicable entity's option, bonds or other security reasonably satisfactory to the Lender) are established with respect to the contested item, and (ii) during the period of such contest, the enforcement of any contested item is effectively stayed.


           "Governmental Authority" means the United States Federal Government, any state or other political subdivision thereof, including any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to such government.


          "Highest Lawful Rate" shall have the meaning assigned thereto in Section 9.09.

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          "Indemnified Liabilities" shall have the meaning assigned
thereto in Section 9.04.

          "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
(iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery thereof or the completion of such services, except trade payables, (v) all obligations on account of principal of such Person as lessee under capitalized leases, (vi) all indebtedness of other Persons secured by a lien on any asset of such Person, whether or not such indebtedness is assumed by such Person; provided that the amount of such indebtedness shall be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such indebtedness, and (vii) all indebtedness of other Persons guaranteed by such Person to the extent such indebtedness is guaranteed by such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that the amount outstanding at any time of any indebtedness issued with original issue discount is the face amount of such indebtedness less the remaining unamoritized portion of the original issue discount of such indebtedness at such time as determined in conformity with GAAP; and provided further that Indebtedness shall not include any liability for current or deferred federal, state, local or other taxes, or any trade payables; provided, however, in the case of the Borrowers, "Indebtedness" shall not include (i) any Lien granted by the Borrowers on any equity interest of Borrowers in any Subsidiary of a Borrower (other than Funding, NRG Morris, Inc. or Morris Cogen) as security for any debt of such Subsidiary in respect of any energy project acquired or developed after the date hereof or any debt with respect to such Subsidiary's project or project owner in respect of any such project, or (ii) subject to the limitations set forth herein, any equity funding commitment made or guaranteed by either of the Borrowers, regardless of whether such equity funding commitment is assigned or otherwise pledged as security for any debt of any Subsidiary in respect of any energy project acquired or developed after the date hereof or any debt with respect to such Subsidiary's project or project owner in respect of any
energy project acquired or developed after the date hereof.   For
purposes of calculating the amount of any Indebtedness hereunder, there shall be no double-counting of direct obligations, guarantees and reimbursement obligations for letter of credit.

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          "Interest Payment Date" means each principal reduction date set forth on Schedule B hereto, and, for periods after the last date reflected thereon, the last day of each fiscal quarter of the Borrowers.

           "Investments" in any Person means (i) any loan, extension of credit or advance to such Person, (ii) any purchase or other acquisition of any capital stock, warrants, rights, options, obligations or other securities of such Person, or (iii) any capital contribution to such Person.


          "Lender" means the party named in this Agreement until one or more successors replace it, and thereafter means the successor or successors.

          "Loan" shall have the meaning assigned thereto in Section
2.01.

          "Material Adverse Effect" means a material adverse effect on
(i) the ability of either Borrower or NRG Morris Inc. to perform its obligations to the Lender under this Agreement, the Note or any of the Security Documents or (ii) the business, property, assets, liabilities, operations or condition (financial or otherwise) of the Borrowers and their respective Subsidiaries, taken as a whole.

          "Material Governmental Approvals" means all Governmental Approvals which are required under applicable law in connection with the operation, maintenance, ownership or leasing of the facility other than such Governmental Approvals as are immaterial in nature.

          "Maturity Date" shall have the meaning assigned thereto in
Section 2.04.

          "Maximum Amount" shall have the meaning assigned thereto in
Section 2.05(c).

          "Membership Interest Purchase Agreement" shall have the meaning assigned thereto in Section 3.01(d).

          "Morris Cogen" shall have the meaning assigned thereto in the first recital hereto.

          "Notes" means the joint and several Note of the Borrowers substantially in the form attached hereto as Exhibit A.

          "NRG Equity Guaranty" shall have the meaning assigned thereto in Section 2.02.

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          "NRGG Equity Guaranty" shall have the meaning assigned
thereto in Section 2.03.

          "Permitted Liens" means any Liens that are: (a) Liens for taxes, or other governmental levies and assessments that (i) do not arise under ERISA or Environmental Laws and (ii) are not yet due or which are subject to a Good Faith Contest; (b) carriers,' warehousemen's, mechanics,' materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not past due for a period of more than 90 days or which are subject to a Good Faith Contest; (c) pledges or deposits in connection with workmen's compensation, unemployment insurance and other social security legislation; (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) easements, rights-of-way, restrictions (including landmarking and zoning restrictions), royalties, leasehold and fee interest covenants and other similar encumbrances incurred or imposed in the ordinary course of business which are not of the nature of a Lien for security purposes and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of either Borrower, NRG Morris Inc. or Morris Cogen; (f) liens in favor of MeesPierson Capital Corporation in connection with a certain Credit Agreement for NRGG to be arranged by MeesPierson Capital Corporation, (the "Proposed MeesPierson Credit Agreement); (g) liens for purchase money obligations, provided that any such lien encumbers only the asset so purchased; (h) liens arising from legal proceedings, as long as such proceedings are being contested in a Good Faith Contest and so long as execution is stayed on all judgments resulting from any such proceedings; (i) liens arising on the title insurance policies to be delivered in connection with the Proposed MeesPierson Credit Agreement;
(j) liens securing indebtedness of NRGG permitted under this Agreement, including without limitation pledges by NRGG of its equity interest in any electrical cogeneration project(s) hereafter owned and operated, in whole or in part, by NRGG or any Subsidiary of NRGG (other than Funding) as security for such indebtedness; and (k) the Lien in favor of the Lender on the shares of stock of O'Brien Schuykill owned by NRGG pursuant to that certain NRG Subordinated Stock Pledge Agreement dated as of March 1, 1996 among the Lender, NRGG, O'Brien Schuykill and The Chase Manhattan Bank.

          "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agent or political subdivision thereof or any other entity.

          "Plan" means any employee benefit plan covered by Title IV of ERISA.

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          "Pledge Agreement" shall have the meaning assigned thereto in
Section 3.01(b).

          "Pledged Interests" means the membership interests pledged to the Lender by Funding and NRG Morris Inc. pursuant to the Pledge
Agreement.

          "Project Agreement" means any agreements, contracts or leases of any kind whatsoever pursuant to which, NRG Morris Inc. or Morris Cogen is entitled directly, indirectly, by assignment or otherwise to receive payments in respect the Morris Cogen facility.

          "PURPA" means the Public Utility Regulatory Policies Act of 1978, as amended from time to time, and all rules and regulations adopted thereunder .

          "Register" shall have the meaning assigned thereto in Section
2.11(b).

          "Security Documents" shall have the meaning assigned in
Section 3.01(b).

          "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.


          "Uniform Commercial Code" means the Minnesota Uniform
Commercial Code as in effect from time to time.

          SECTION 1.02. Rules of Construction. Unless the context otherwise requires:

          1.   a term has the meaning assigned to it;

          2.   "or" is not exclusive;

          3.   "including" means including without limitation;

          4. words in the singular include the plural and words in the plural include the singular;

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          5.   unless otherwise specified therein, all terms defined in this
     Agreement shall have the defined meanings when used in the Note or any certificate or other document made or delivered pursuant hereto; and

          6. the words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, Section, schedule and exhibit references are to this Agreement unless otherwise specified.

                               ARTICLE 2

                                 Loan

          SECTION 2.01. Loan. Subject to the terms and conditions hereof, the Lender agrees to make a loan in Dollars to the Company on the Funding Date, in an aggregate principal amount of up to $22,000,000, (if drawn upon, the "Loan").

          SECTION 2.02. Use of Proceeds; Manner of Funding. The proceeds of the Loan shall be used exclusively to make equity contributions to Morris Cogen in accordance with and in satisfaction of the obligations of Funding under the Equity Commitment Agreement among the Lender, Morris Cogen and The Chase Manhattan Bank, as Agent Bank and as Collateral Agent, dated as of September 15, 1997 which have been assumed by Funding (as so assumed, the "Equity Commitment Agreement") pursuant to that certain Assignment and Assumption Agreement dated as of December 10, 1997 between the Lender and Funding (the "Assignment and Assumption Agreement") or to satisfy the obligations of NRGG under the Equity Commitment Guaranty executed by NRGG in favor of the Lender dated as of December 10, 1997 (the "NRGG Equity Guaranty"). The proceeds of the Loan shall be transferred by wire in immediately available funds directly to an account of Morris Cogen as directed by the Borrowers pursuant to Section 2.07 or to such other account as the Lender may specify in accordance with Section 2.03.

          SECTION 2.03. Deemed Borrowing. If any amount becomes due and owing under the Equity Commitment Agreement or the Equity Commitment Guaranty dated December 10, 1997 by the Lender in favor of Morris Cogen and The Chase Manhattan Bank, as Collateral Agent, (the "NRG Equity Guaranty"), the Lender may elect, in its sole discretion, to fund the Loan in the manner contemplated by Section 2.02, without receiving a notice of borrowing pursuant to Section 2.07. In such cases, notice of borrowing shall be deemed to have been given upon the Lender receiving notice that amounts are due under the Equity Commitment Agreement or the NRG Equity Guaranty. The Lender may, in its sole discretion, elect to direct that all or a portion of the proceeds

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of the Loan be deposited in its own account to repay amounts under the
NRG Equity Guaranty Such elections shall be in addition to and shall not affect the remedies of the Lender hereunder, or under the other Credit Documents, the Equity Commitment Guaranty or the NRG Equity Guaranty.

          SECTION 2.04. Maturity. The Loan will mature on the date that is six years following the Funding Date (the "Maturity Date").

          SECTION 2.05. Optional and Mandatory Prepayments; Repayments of Loan.

          (a) The Borrowers may at any time and from time to time prepay the Loan, in whole or in part, without premium or penalty, upon at least five days irrevocable notice to the Lender. If such notice is given, the Borrowers shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein.

          (b) The Borrowers shall pay, in reduction of the principal amount of the Loan then outstanding, the principal amounts set forth on the amortization schedule attached hereto as Exhibit B (the "Amortization Schedule") on the dates specified on the Amortization Schedule.

          (c) In the event that, on any date, the outstanding principal of the Loan outstanding exceeds the maximum permitted amount of the Loan set forth on the Amortization Schedule for such date (the "Maximum
Amount"), then Funding shall pay in reduction of the principal and interest then outstanding, promptly after receipt, an amount equal to the amount of any Distributions thereafter received by Funding in respect of the Pledged Interests until the outstanding principal does not exceed such Maximum Amount. The Borrowers shall give the Lender at least one Business Day's notice of each mandatory prepayment pursuant to this Section 2.05(c) setting forth the date and amount thereof.

          (d) Accrued interest on the amount of any prepayments shall be paid on the date of such prepayment.

          SECTION 2.06.  Interest Rate and Payment Dates.

          (a) The Loan shall bear interest for the period from and including the date the Loan is made to, but excluding, the maturity date thereof on the unpaid principal thereof at a rate per annum equal to the Base
Rate.

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          (b)  If all or a portion of (i) the principal amount of the Loan or
(ii) any interest payable thereon shall not be paid when due, whether at the stated maturity (including, without limitation, amortization payments as required by Section 2.05(b)), by acceleration or otherwise, the Loan shall, without limiting the rights of the Lender under Article
7, bear interest at a rate per annum which is 2.00% above the Base Rate from the date of such non-payment until paid in full (as well after as before judgment).

          (c)  Interest shall be payable in arrears on each Interest Payment
Date.

          SECTION 2.07. Notice of Loan. The Loan shall be made upon written notice, by way of a notice of borrowing executed by an officer of each of the Borrowers, given by telecopy, mail, or personal service, delivered to the Lender at its office at 1221 Nicollet Mall, Minneapolis, Minnesota (Attn: Treasurer) at least three Business Days prior to the day on which the Loan to be made and such notice shall specify that the Loan is requested and state the amount thereof (subject to the provisions of this Article 2) and shall specify the account of Morris Cogen to which the proceeds of the Loan shall be deposited, with wire transfer instructions.

          SECTION 2.08. Computation of Interest and Fees. Interest in respect of the Loan shall be calculated on the basis of a 365 (or 366, as the case may be) day year for the actual days elapsed.

          SECTION 2.09.  Treatment of Payments.

          (a) Whenever any payment received by the Lender under this Agreement or the Note is insufficient to pay in full all amounts then due and payable to the Lender under this Agreement or the Note, including, without limitation, any amount outstanding in excess of the Maximum
Amount, such payment shall be applied by the Lender in the following order: First, to the payment of fees and expenses due and payable to the Lender under and in connection with this Agreement and the Note, including the payment of all expenses due and payable under Section
9.04; Second, to the payment of interest then due and payable on the Loan; and Third, to the payment of the principal amount of the Loan which is then due and payable; or

          (b) All payments (including prepayments) to be made by the Borrowers on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made to the Lender, for the account of the Lender at its office located at 1221 Nicollet Mall, Minneapolis, Minnesota (or by wire transfer to: LaSalle National Bank, Chicago,
Illinois; ABA No.: 071-000-505; Account No.: 5800-07-6852; Recipient:
NRG Energy, Inc.), in lawful money of the United States of America and in immediately available funds. If any payment hereunder would become due and payable on a day other

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than a Business Day, such payment shall become due and payable the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

          SECTION 2.10. Indemnity. The Borrowers agree jointly and severally to indemnify the Lender and to hold the Lender harmless from any loss or expense (but without duplication of any amounts payable as default interest and excluding lost profits; provided, for the avoidance of doubt that interest and/or default interest accruing prior to payment in full of the Loan shall not be deemed to be `lost profits') which the Lender may sustain or incur as a consequence of default by the Borrowers in making any prepayment after Borrowers have given a notice in accordance with Section 2.05. Any amounts payable hereunder shall be due within thirty (30) days following receipt by the Borrowers of a certificate signed by an officer of the Lender showing in reasonable detail the calculation of such costs and expenses, which certificate shall constitute prima facie evidence of such amounts.
This covenant shall survive termination of this Agreement and repayment of the Loan; provided, that the Borrowers shall not be liable to the Lender for any costs or expense incurred more than ninety (90) days prior to the delivery of the applicable certificate pursuant to this
Section 2.10.

          SECTION 2.11.  Repayment of the Loan; Evidence of Debt.

          (a) Each Borrower hereby jointly, severally, and unconditionally promises to pay to the Lender the then unpaid principal amount of the Loan in accordance with the terms hereof and the Note. Each Borrower hereby further agrees, jointly, severally and unconditionally, to pay interest on the unpaid principal amount of the Loan from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.06.

          (b) The Lender shall maintain a Register (the "Register") in which shall be recorded (i) the amount of the Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrowers to the Lender hereunder and (iii) the amount of any sum received by the Lender hereunder from Borrowers.

          (c) The entries made in the Register to the extent permitted by applicable law, shall be prima facie evidence of the existence and amounts of the obligations of Borrowers therein recorded; provided, however, that the failure of the Lender to maintain the Register, or any error therein, shall not in any manner affect the obligation of Borrowers to repay (with applicable interest) the Loan made to Borrowers by the Lender in accordance with the terms of this Agreement.

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                               ARTICLE 3

                         Conditions Precedent

          SECTION 3.01. Conditions to Loan. The obligation of the Lender to make the Loan on the Funding Date is subject to the satisfaction, or waiver by the Lender, immediately prior to or concurrently with the making of the Loan, of the following conditions:

          (a) Note. The Lender shall have received the Note conforming to the requirements hereof and executed by a duly authorized officer of each Borrower.

          (b) Security Documents. The Lender shall have received the Subordinated Pledge and Security Agreement dated as of December 10, 1997 by Funding and NRG Morris Inc. in favor of the Lender (the "Pledge Agreement") and the other documents and instruments referenced therein or to be delivered in connection therewith (the "Security Documents") conforming to the requirements hereof and executed by a duly authorized officer of each of Funding and NRG Morris Inc.

          (c) Opinion of Counsel. The Lender shall have received the opinion of counsel to the Borrowers in form and substance satisfactory to the Lender.

          (d) Purchase. Funding shall have consummated the purchase of the membership interests in Morris Cogen in accordance with that certain Membership Interest Purchase Agreement dated December 10, 1997 among the Lender, Funding and NRGG (the "Membership Interest Purchase
Agreement"), and an equity contribution by Funding to Morris Cogen shall be payable pursuant to the Equity Commitment Agreement.

          (d) Representations True; No Default. Each representation and warranty of the Borrowers hereunder and under the Pledge Agreement and the other Credit Documents shall be accurate and complete in all material respects as of the Funding Date and no Default or Event of Default shall have occurred hereunder.

          (e) Fees and Expenses. The Borrowers shall have paid to the Lender the fees and expenses set forth in Section 9.04.

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                               ARTICLE 4

                           Security Interest

          To secure the obligations of the Borrowers hereunder and the other obligations described therein, Funding and NRG Morris Inc. have executed the Pledge Agreement and the other Security Documents.


                               ARTICLE 5

                    Representations and Warranties

          In order to induce the Lender to enter into this Agreement and to make the Loan available, each Borrower hereby represents and warrants to the Lender (which representations and warranties shall survive the execution and delivery of this Agreement and the Note and the drawdown of the Loan hereunder) that, as of the Funding Date:

          (a) Due Organization and Power. Each Borrower is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and is properly qualified to do business and in good standing in every jurisdiction where the failure to maintain such qualification or good standing could reasonably be expected to result in a Material Adverse Effect. Each Borrower has full power to carry on its business as now being conducted and has complied with all statutory, regulatory and other requirements relative to such business and such agreements, except where non-compliance could not reasonably be expected to result in a Material Adverse Effect. Each of the Borrowers and NRG Morris Inc. has full power and authority to enter into and perform its obligations under the Credit Documents to which it is a party.

          (b) Capitalization. The authorized capital stock or other equity interests of Funding, NRG Morris Inc. and Morris Cogen are held as set forth on Schedule 5(b) and except as set forth thereon. No other shares of the capital stock or other equity interests of Funding, NRG
Morris Inc. or Morris Cogen are issued and outstanding. All of the issued and outstanding shares of capital stock of Funding, NRG Morris
Inc. and Morris Cogen are duly authorized and validly issued, fully paid, nonassessable, and free and clear of all Liens (other than Permitted Liens), and such shares were issued in compliance with all applicable state, federal and foreign laws concerning the issuance of securities. Except as set forth in the Energy Services Agreement between Morris Cogen and Millennium Petrochemicals Inc. dated June 6,
1997, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the

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purchase or acquisition of shares of capital stock or other securities or equity interests of Funding, NRG Morris Inc. or Morris Cogen.

          (c) Authorization and Consents. All necessary corporate action has been taken to authorize, and all necessary consents and authorities have been obtained and remain in full force and effect to permit, each of the Borrowers and NRG Morris Inc. to enter into and perform obligations under the Credit Documents to which it is a party and, in the case of the Borrowers, to borrow and repay the Loan. No further consents or authorities are necessary for the repayment of the Loan or any part thereof, including, without limitation, any consent or approval of, or notice to, or other action with or by, any Governmental Authority, regulatory body or any other Person which has not been made or obtained and is in full force and effect.

          (d) Binding Obligations. Each Credit Document constitutes or when executed and delivered, will constitute the legal, valid and binding obligations of each of the Borrowers and NRG Morris Inc. as is a party thereto, enforceable against such parties in accordance with their respective terms, except to the extent that such enforcement may be limited by equitable principles, principles of public policy or applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors' rights.

          (e) No Violation. The execution and delivery of, and the performance of the provisions of, each Credit Document to which it is or will be a party by each of the Borrowers and NRG Morris Inc. do not contravene any applicable law or regulation existing at the date hereof, any Governmental Approval or any contractual restriction binding on such party or the certificate of incorporation or by-laws (or equivalent instruments) thereof.

          (f) Litigation. Except as set forth on Schedule 5(f), no action, suit or proceeding is pending or, to the Borrowers' knowledge, threatened against either Borrower, NRG Morris Inc. or Morris Cogen before any court, board of arbitration or administrative agency which could reasonably be expected to result in any Material Adverse Effect. There is no injunction, writ, preliminary restraining order or any order of any nature issued by an arbitrator or other Governmental Authority directing that any material aspect of the transactions provided for in this Agreement not be consummated as herein or therein provided.

          (g) No Default. None of the Borrowers, NRG Morris Inc. and Morris Cogen are in default under any material agreement by which it is bound, or is in default in respect of any financial commitment or obligation, in either case the default of which could reasonably be expected to result in a Material Adverse Effect.

          (h)  Project Agreements.  Upon the Funding Date:

          (i) Each Material Governmental Approval required in connection with the Morris Cogen facility has been obtained, is validly issued, is in full force and effect, is not subject to appeal by any Person, and, to the knowledge of the Borrowers, is free from conditions or requirements compliance with which could reasonably be expected to result in a Material Adverse
               Effect. There is no proceeding pending or, to the knowledge of the Borrowers, threatened which is reasonably likely to result in the rescission, revocation, material modification, suspension, determination of invalidity or limitation of effectiveness of any Material Governmental Approval. To the knowledge of the Borrowers, the information set forth in each application and other written material submitted by or on behalf of the Borrowers, NRG Morris
               Inc. and Morris Cogen to the applicable Governmental Authority in connection with such Material Governmental Approval was accurate and complete in all material respects at the time such application or other written material was submitted.
               Each of the Borrowers, NRG Morris Inc. and Morris Cogen complies in all material respects with all covenants, conditions, restrictions and reservations in the Material Governmental Approvals relating to the facilities of Morris
               Cogen and the Project Agreements applicable thereto and all laws applicable thereto, except to the extent any non-compliance could not reasonably be expected to result in a Material Adverse Effect;

               (ii) Each Project Agreement to which the Borrowers, NRG Morris
                Inc. or Morris Cogen is a party is a legal, valid and binding agreement of such party enforceable against such party in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors' rights and subject to general equitable principles;

               (iii) All representations and warranties set forth in each
                 Project Agreement by any of the Borrowers, NRG Morris Inc. or Morris Cogen which is a party thereto are true and correct in all material respects (the determination of such material truth and correctness to be made by the Lender in good faith) as though made as of the date hereof, except to the extent any such representation or warranty relates to a prior date;

      (iv) The facilities of Morris Cogen will be able to be operated on a safe and commercially sound basis in compliance with all Governmental Approvals and applicable Project Agreements and laws, so that the performance and facility guarantees and specifications provided for in the applicable Project Agreements and Governmental Approvals can be
       substantially met during the term of this Agreement and each of   NRG
       Morris Inc. and Morris Cogen can duly and punctually meet its obligations under the applicable Project Agreements and Governmental Approvals in accordance with the terms thereof, except to the extent any inadvertent non-compliance with such Governmental Approvals and Project Agreements could not reasonably be expected to have a Material Adverse Effect; provided, however, that such inadvertent noncompliance must be remedied or cured within 30 days of NRG Morris Inc. or Morris Cogen obtaining knowledge thereof. Morris Cogen has adequate inventories and spare parts to operate its facility in accordance with the Project Agreements, Governmental Approvals and applicable law;

       (v) Morris Cogen has facilities for the storage of alternative fuel sufficient to meet its obligations under the Project Agreements, Governmental Approvals and laws applicable thereto; and

          (i) Funding is the sole owner of 99% of the outstanding equity of Morris Cogen, free and clear of all Liens (other than Permitted Liens and except as set forth in the Energy Services Agreement between Morris Cogen and Millennium Petrochemicals Inc. dated June 6, 1997), and NRG
Morris Inc. is the sole owner of 1% of the outstanding equity of Morris Cogen, free and clear of all liens (other than Permitted Liens).
Insurance. Schedule 5(i) (which shall be updated by the Borrowers and provided to the Lender not less often than annually) sets forth a complete and accurate description of all material policies of insurance that will be in effect as of the Funding Date. To the knowledge of the Borrowers, such policies are with companies rated "A-" or better by Best's Insurance Guide and Key Rating or other insurance companies of recognized responsibility satisfactory to the Lender and the coverages provided by such policies are in amounts and cover such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which Morris Cogen operates and, in any event, other than to account for amortization of loan repayments, the insurance coverages shall not be less than the insurance coverages set forth in Schedule 5(i).

          (j) Financial Information. Except as otherwise disclosed in writing to the Lender on or prior to the date hereof, all financial statements, information and other data furnished by the Borrowers to the Lender are complete and correct, such financial statements have been prepared in accordance with GAAP (except, in the case of interim financial statements, for the absence of footnotes) and accurately and fairly present the financial condition of the parties covered thereby as of the respective dates thereof and the results of the operations thereof for the period or respective periods covered by such financial statements and since such date or dates, there has been no Material
Adverse Effect as to any of such parties and none thereof has any contingent obligations, liabilities for taxes or other outstanding financial obligations which are material in the aggregate except as disclosed in such statements, information and data.

          (k) Tax Returns. Each Borrower, NRG Morris Inc. and Morris Cogen, has filed all material tax returns required to be filed thereby and has paid all taxes payable thereby which have become due, other than those not yet delinquent or the nonpayment of which would not have a Material Adverse Effect on such party and except for those taxes the amount or validity of which is currently being contested in a Good Faith Contest.

          (l) ERISA. The execution and delivery of the Credit Documents and the consummation of the transactions hereunder will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code and no condition exists or event or transaction has occurred in connection with any Plan maintained or contributed to by a Borrower, NRG Morris Inc. or Morris Cogen or any ERISA Affiliate resulting from the failure of any thereof to comply with ERISA insofar as ERISA applies hereto which is reasonably likely to result in such party or any ERISA Affiliate incurring any liability, fine or penalty which individually or in the aggregate would have a Material Adverse Effect.
Prior to the Funding Date, the Borrowers have delivered to the Lender a list of all Plans to which a Borrower, NRG Morris Inc. or Morris Cogen or any ERISA Affiliate is a "party in interest" (within the meaning of Section 2(14) of ERISA) or a "disqualified person" (within the meaning of Section 4975(e)(2) of the Code).

          (m) Margin Regulations. Neither Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation G, T, U, or X of the Board of Governors of the Federal Reserve System) and no proceeds of any Loan will be used in a manner which would violate or result in a violation of, such Regulation, G, T, U, or X.

          (n) Investment Company Act. Neither Borrower is an "investment company" nor a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          (o)  Security Interests.  Except for the consents set forth on
Schedule 5(o), no consents are required to create a second priority perfected security interest in the Collateral under and as that term is defined in the Pledge Agreement, and the security interests created in favor of the Lender under the Security Documents are valid and perfected, second priority security interests (subject only to Permitted Liens) superior and prior to the rights of all Persons (except those rights of the holders of Permitted Liens), whether the property subject to the security interests is now owned by the party granting such security interest or is hereafter acquired. The Security Documents (including
Uniform Commercial Code financing statements) have been filed, recorded and/or registered in each office and in each jurisdiction where required to create and perfect the lien and security interest described above. The chief executive office and chief place of business of Funding and NRG Morris Inc. and the office in which the records relating to the earnings and other receivables of each such party are kept is located, as of the date hereof, at the locations set forth on
Schedule 5(o) for such party. Such locations are the sole offices or places of business maintained by each such party as of the date hereof.
To the knowledge of the Borrowers, no such party has transacted any business during the five year period prior to the date of this Agreement under any name other than those set forth on Schedule 5(o).

          (p) Business of Project Entities. None of Funding, NRG Morris Inc. and Morris Cogen have engaged in any business other than the operation of the Morris Cogen facilities nor is any such party a party to any contract, operating lease, agreement or commitment which, either individually, or in the aggregate is material to the operation of the Morris Cogen project other than the Project Agreements applicable thereto.

          (q) Qualifying Cogeneration Facility Status. All necessary filings have been made to establish and maintain "qualifying facility" status under PURPA for the Morris Cogen project, provided that Morris Cogen will promptly file a recertification certificate with the Federal
Energy Regulatory Commission. The Morris Cogen project is owned and will be operated in the manner contemplated by the certificate conferring upon it "qualifying facility" status.

          (r)  Title to and Sufficiency of Assets.  Except as set forth on
Schedule 5(r)), each of the Borrowers, NRG Morris Inc. and Morris Cogen has good, valid and sufficient title to (or a leasehold interest in) its assets and properties. Each of the Borrowers, NRG Morris Inc. and Morris Cogen has good, marketable, indefeasible and insurable title in fee simple (or its equivalent under applicable law) to the real property owned by it. None of the real property owned or leased by either Borrowers, NRG Morris Inc.
or Morris Cogen is located within any federal, state or municipal flood plain. All leases necessary for the conduct of the business of each Borrower, NRG Morris Inc. and Morris Cogen as presently conducted and as proposed to be conducted are valid and subsisting and are in full force and effect. Each of the Borrowers, NRG Morris Inc. and Morris
Cogen enjoy peaceful and undisturbed possession under all material leases to which they are parties. The services to be performed, the materials to be supplied and the easements, licenses and other rights granted or to be granted to Funding, NRG Morris Inc. and Morris Cogen, pursuant to the Project Agreements and Governmental Approvals applicable thereto provide or will provide such party with all rights and property interests required to enable such party to obtain all services, materials or rights (including access) required for the operation and maintenance of the Morris Cogen project, including such party's full and prompt performance of its obligations, and full and timely satisfaction of all conditions precedent to the performance by others of their obligations under such Project Agreements and Governmental Approvals.

          (s) Labor Matters. There are no strikes or other material labor disputes or grievances, charges or complaints with respect to any employee or group of employees pending or, to the knowledge of the Borrowers, threatened against Funding, NRG Morris Inc. or Morris Cogen.

          (t)  Transactions with Affiliates.   Set forth on Schedule 5(t) is a
true, accurate and complete description of all transactions between Funding, NRG Morris Inc. or Morris Cogen and any Affiliate of any such party (other than the Lender or Power Operations, Inc. or any subsidiary of Power Operations, Inc.) which required or which will require in the case of Funding, NRG Morris Inc. or Morris Cogen the payment by such party of an aggregate amount equal to or greater than $100,000 during any twelve-month period.

          (u)  Environmental Matters and Claims.

          (i) Each of NRG Morris Inc. and Morris Cogen is in compliance with all applicable United States federal, state and local laws, regulations, rules and orders relating to pollution prevention or protection of the environment or exposure to Materials of Environ-mental Concern (including, without limitation, ambient air, surface water, ground water, navigable waters, waters of the contiguous zone, ocean waters and international waters), including, without limitation, laws, regulations, rules and orders ("Environmental Laws") relating to (A) emissions, discharges, releases or threatened releases of substances defined as

     "hazardous substances," "hazardous materials," "contaminants," "pollutants," "hazardous wastes" or "toxic substances" in (1) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. 9601 et seq., (2) the Hazardous Materials Transportation Act, 49 U.S.C. 1801 et seq., (3) the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., (4) the Federal Water Pollution Control Act, as amended, 33 U.S.C. 1251 et seq., (5) the Clean Air Act, 33 U.S.C. 7401 et seq., (6) the Toxic Substances Control Act, 15 U.S.C. 2601 et seq. or (7) the Safe Drinking Water Act, 42 U.S.C. 300f et seq. (collectively, "Materials of Environmental Concern"), or
(B) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, all except to the extent the failure to comply with Environmental Laws could not reasonably be expected to have a Material Adverse Effect;

       (ii) each of NRG Morris Inc. and Morris Cogen has all permits, licenses, approvals , consents or other authorizations required under applicable Environmental Laws ("Environmental Approvals") and is in compliance with all Environmental Approvals required to operate its respective business as then being conducted, all except to the extent the failure to maintain or comply with an Environmental Approval could not reasonably be expected to have a Material Adverse Effect;

       (iii) none of NRG Morris Inc. or Morris Cogen has received any notice of any claim, action, cause of action, investigation or demand by any person, entity, enterprise or government, or any political subdivision, intergovernmental body or agency, department or instrumentality thereof, alleging potential liability for, or a requirement to incur, material investigatory costs, cleanup costs, response and/or remedial costs (whether incurred by governmental entity or otherwise), natural resources damages, property damages, personal injuries, attorneys' fees and expenses, or fines or penalties, in each case arising out of, based on or resulting from (A) the presence, or release or threat of release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such person, or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Environmental Approval, and in each case which could reasonably be expected to have
Material   Adverse   Effect   ("Environmental   Claim")   (other   than
Environmental Claims that have been fully and finally adjudicated or otherwise determined and all fines, penalties and other costs, if any,
payable  by   NRG Morris Inc. or Morris Cogen in respect  thereof  have
been paid in full or which are fully covered by insurance (including permitted deductibles));

      (iv) there are no circumstances that may prevent or interfere with such compliance in the future, except to the extent the same could not reasonably be expected to have a Material Adverse Effect;

      (v) no Materials of Environmental Concern are currently located at, in, or under or about or are being released from any of the properties on which the Morris Cogen project is located (or any other property with respect to which any of Funding, NRG Morris Inc. or Morris Cogen has or may have liability either contractually or by operation of law) in a manner which violates any applicable Environmental Law, or for which cleanup or corrective action of any kind is required under any applicable Environmental Law where such violation, cleanup or corrective action could reasonably be expected to have a Material Adverse Effect;

      (vi) no notice of violation, Lien, complaint, suit, order or other notice with respect to the environmental condition of any of the properties on which the NRG Morris facility is located (or any other property with respect to which either NRG Morris Inc. or Morris Cogen has or may have liability either contractually or by operation of law) is outstanding or, to either such Person's knowledge, threatened against any such party which could reasonably be expected to result in a Material Adverse Effect.

     To the extent the representations and warranties in this Article 5 specifically relating to (i) NRG Morris Inc. or Morris Cogen, including, without limitation those concerning the Project Agreements of NRG Morris Inc. or Morris Cogen, or Environmental Approvals, Environmental Claims or Environmental Laws specifically relating to NRG Morris Inc. or Morris Cogen or (ii) the representations and warranties concerning the assets and properties of NRG Morris Inc. and Morris Cogen are untrue or incorrect on the Funding Date due to facts, circumstances, conditions or events that exist on or occurred prior to the date hereof, the same shall not be considered to be, and shall not be, a breach of representation or warranty or of the Agreement.


                               ARTICLE 6

                               Covenants

          The Borrowers hereby covenant and undertake with the Lender that, from the date hereof and so long as any principal, interest or other moneys are owing in respect of this Agreement, under the Note or under any of the Security Documents:

          SECTION 6.01. The Borrowers will, and will procure that NRG Morris Inc. and Morris Cogen will:

          (a) Performance of Credit Documents. Duly perform and observe, and procure the observance and performance by all other parties thereto
(other than the Lender) of, the terms of the Credit Documents;

          (b) Notice of Default, Etc. Promptly upon obtaining knowledge thereof (and in any event within ten (10) days thereof), inform the Lender of the occurrence of (i) any Event of Default or of any event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, (ii) any litigation or governmental proceeding pending or threatened against it or against any Affiliate of a Borrower which could reasonably be expected to have a Material Adverse Effect, and (iii) any other event or condition which is reasonably likely to have a Material Adverse Effect on its ability, or the ability of NRG
Morris Inc. to perform its obligations under the Credit Documents;

          (c) Obtain Consents. Obtain every consent and do all other acts and things which may from time to time be necessary or advisable for the continued due performance of all obligations of each Borrower and NRG
Morris Inc. under the Credit Documents;

          (d) Financial Information. At the expense of the Borrowers, deliver to the Lender:

       (i) as soon as available but not later than 105 days after the end of each fiscal year of the Borrowers complete copies of the consolidated financial reports of the Borrowers, all in reasonable detail, which shall include at least the consolidated balance sheet of such entity and its Subsidiaries as of the end of such year and the related consolidated statements of income and sources and uses of funds for such year, which shall be audited reports prepared by an accounting firm reasonably acceptable to the Lender;

     (ii) as soon as available but not less than 60 days after the end of each of the first three quarters of each fiscal year of the Borrowers a quarterly interim consolidated balance sheet of the Borrowers and their Subsidiaries and the related consolidated profit and loss statements and sources and uses of funds, all in reasonable detail, unaudited, but certified to be true and complete by the chief financial officer of NRGG;

     (iii) within 30 days of the filing thereof, copies of all registration statements and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and other material filings which either Borrower shall have filed with the Securities and Exchange Commission or any similar governmental authority;

     (iv) promptly upon the mailing thereof to the shareholders of the Borrowers, copies of all financial statements, reports, proxy statements and other communications provided to the Borrowers' shareholders; and

     (v) such other statements (including, without limitation, monthly consolidated statements of operating revenues and expenses), operating logs for the Morris Cogen facilities, lists of assets and accounts, budgets, forecasts, reports and other financial information with respect to the business of the Borrowers as the Lender may from time to time reasonably request, certified to be true and complete by the chief financial officer of NRGG;

    (e) Corporate Existence. Do or cause to be done, and procure that NRG Morris Inc. and Morris Cogen shall do or cause to be done, all things necessary to: (a) preserve and keep in full force and effect its corporate or limited liability company existence; and (b) preserve and keep in full force and effect all licenses, franchises, permits and assets necessary to the conduct of its business, except, in the case of clause (b) only, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect;

          (f) Books and Records. Keep, and cause NRG Morris Inc. and Morris Cogen to keep, proper and accurate books of record and account in accordance with GAAP;

          (g) Taxes and Assessments. Pay and discharge, and cause NRG Morris Inc. and Morris Cogen to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or property prior to the date upon which penalties attach thereto; provided, however, that it shall not be required to pay and discharge, or cause to be paid and discharged, any such tax, assessment, charge or levy so long as the legality thereof shall be contested in good faith and by appropriate proceedings or other acts and it shall set aside on its books adequate reserves with respect thereto;

          (h) Inspection. Allow, and cause NRG Morris Inc. and Morris Cogen to allow, any representative or representatives designated by the Lender, subject to applicable laws and regulations, to visit and inspect any of its properties, and, on the reasonable request thereof, to examine (at a location where normally kept) its books of account, records, reports and other papers and to discuss its affairs, finances and accounts with its officers, at reasonable times and upon reasonable prior notice;

          (i) Compliance with Statutes, Etc. Do or cause to be done, and cause NRG Morris Inc. and Morris Cogen to do and cause to be done, all things necessary to comply in all material respects with all material laws, and the rules and regulations thereunder, applicable to either
Borrower, NRG Morris Inc. or Morris Cogen, including, without limitation, those laws, rules and regulations relating to employee benefit plans and environmental matters;

          (j) Environmental Matters. Promptly upon the occurrence of any of the following conditions, provide to the Lender a certificate of an officer thereof, specifying in detail the nature of such condition and its proposed response or the response of its Affiliates:

       (i) its receipt or the receipt by NRG Morris Inc. or Morris Cogen of any written communication whatsoever that alleges that such person is not in compliance with any applicable Environmental Law or Environmental Approval, if such noncompliance could reasonably be expected to have a Material Adverse Effect,

       (ii) knowledge by it, or by NRG Morris Inc. or Morris Cogen that there exists any Environmental Claim pending or threatened against any such person, which could reasonably be expected to have a Material Adverse Effect, or

       (iii) any release, emission, discharge or disposal of any Material of Environmental Concern that could form the basis of any Environmental Claim against it, NRG Morris Inc. or Morris Cogen under applicable Environmental Law, if such Environmental Claim could reasonably be expected to have a Material Adverse Effect. Upon the written request by the Lender, it will submit to the Lender at reasonable intervals, a report providing an update of the status of any issue or claim identified in any notice or certificate required pursuant to this subsection;

          (k) ERISA. Forthwith upon learning of the occurrence of any material liability of the Borrower, NRG Morris Inc. or Morris Cogen or any ERISA Affiliate pursuant to ERISA in connection with the termination of any Plan or withdrawal or partial withdrawal of any multi-employer plan (as defined in ERISA) or of a failure to satisfy the minimum funding standards of Section 412 of the Code or Part 3 of Title I of ERISA by any Plan for which the Borrower, NRG Morris Inc. or Morris Cogen or any ERISA Affiliate is plan administrator (as defined in ERISA), furnish or cause to be furnished to the Lender written notice thereof;

          (l) Maintenance of Properties, Etc. Preserve and maintain good and marketable title to all of its properties and assets which are necessary in the conduct of its business in good working order and condition, ordinary wear and tear excepted, subject to no Liens other than Permitted Liens;

          (m) Distributions. Cause Morris Cogen to make all permissible Distributions and cause all such Distributions to be paid by Funding when funds are needed to reduce the Loan hereunder to the extent required by Section 2.05(c).

          (n) Performance of Project Agreements. Cause Morris Cogen to (i) perform and observe all of its covenants and agreements contained in the Governmental Approvals and any of the Project Agreements to which it is a party, unless the failure to perform or observe such covenants and agreements could not reasonably be expected to result in a Material Adverse Effect, (ii) preserve, protect and defend its rights contained in the Governmental Approvals and any of the Project Agreements to which it is a party, unless the failure to preserve, protect or defend such rights could not reasonably be expected to result in a Material
Adverse Effect and (iii) maintain in full force and effect each of the Project Agreements to which it is a party and all contracts, permits and Governmental Approvals relating thereto which are necessary for the maintenance and operation of its facilities.

          (o) Operating Logs. Cause Morris Cogen at its sole cost and expense to (i) maintain daily operating logs showing, among other things, the electrical output of its facilities, (ii) keep maintenance and repair reports in sufficient detail to indicate the nature and date of all work done, (iii) maintain a current operating manual and complete set of plans, accounting records and specifications reflecting all alterations and (iv) maintain all other records, logs and other materials required by the relevant Project Agreements or any Governmental Approval;

        (p) Maintenance of Insurance. Maintain or cause to be maintained with insurance companies rated "A-" or better by Best's Insurance Guide and
Key Ratings or other insurance companies of recognized responsibility reasonably satisfactory to the Lender, insurance in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which Morris Cogen operates, and in any event the insurance coverages shall not be less than the insurance coverages set forth on
Schedule 5(i).  The Borrowers shall, upon the request of the Lender, promptly provide a schedule indicating the policies maintained by each of the Borrowers, NRG Morris Inc. and Morris Cogen, coverage limits of liability, effective dates of coverage, insurance carrier names and
policy numbers.   Prior to the Funding Date, the Borrowers shall cause
the Lender to be named as an insured party in respect of the Morris
Cogen project, for the account of the Lender. Evidence of payment of premiums for such insurance policies shall be delivered to the Lender at least thirty (30) days prior to the expiration thereof and such insurance policies shall be delivered to the Lender promptly upon its request therefor;

        (q) Use of Proceeds. Use the proceeds of the Loan only as set forth in Section 2.02.

        (r) Additional Documents; Filings and Recordings. Execute and deliver from time to time as reasonably requested by the Lender, at the Borrowers' expense, such other documents in connection with the rights and remedies provided for by the Security Documents, as applicable, which are necessary to consummate the transactions contemplated therein. Each Borrower and NRG Morris Inc. shall, at its own expense, take all reasonable actions that have been or shall be requested by the Lender to establish, maintain, protect, perfect and continue the perfection of the security interests of the Lender created by the Security Documents including the execution of such instruments, and providing such other information as may be required to enable the Lender to effect any such action. Without limiting the generality of the foregoing, each Borrower and NRG Morris Inc. shall execute or cause to be executed and shall file or cause to be filed such financing statements, continuation statements, fixture filings, assignments, mortgages or deed of trust in all places necessary or advisable (in the opinion of counsel for the

Lender) to establish, maintain and perfect such security interests and in all other places that the Lender shall reasonably request.

          SECTION 6.02. Each Borrower will not, and will procure that NRG Morris Inc. and Morris Cogen will not, without the prior written consent of the Lender:

          (a) Liens. Create, assume or permit to exist, any mortgage, pledge, lien, charge, encumbrance or any security interest whatsoever upon any Collateral or the assets of Funding, NRG Morris Inc. or Morris Cogen except Permitted Liens;

          (b) Capital Expenditures. Make any capital expenditures (excluding ordinary or scheduled maintenance) in any calendar year, exceeding
$1,000,000 other than those contemplated by the Project Agreements relating to the Morris Cogen facility;

          (c) Indebtedness. Incur any Indebtedness except (i) Indebtedness existing as of the Closing Date, or (ii) so long as no Event of Default occurs and is continuing: (A) if non-recourse to the Borrowers, Indebtedness of any Subsidiary of the Borrowers which is formed after the Funding Date; (B) Indebtedness of Subsidiaries of the Borrowers of up to $1,000,000 during each calendar year; (C) unsecured Indebtedness of a Borrower, if subordinated, pursuant to a subordination agreement, to the Borrower's obligations under the Credit Documents, the terms of any such Indebtedness to be acceptable to the Lender; (D) Indebtedness of any Subsidiary of the Borrowers (other than Funding and Morris
Cogen) if non-recourse to the Borrowers, under interest rate swap agreements to hedge interest rate exposure for permitted non-recourse financings; and (E) Indebtedness owing by NRGG under a certain Credit Agreement expected to be arranged by MeesPierson Capital Corporation

          (d) Change in Business. Materially change the nature of its business or commence any business materially different from its current business;

          (e) Sale or Pledge of Shares. Sell, assign, transfer, pledge or otherwise convey or dispose of any of the shares or direct or indirect interest (including by way of spin-off, installment sale or otherwise) of the capital stock of or other equity interests in Funding, NRG
Morris Inc. or Morris Cogen, other than in respect of Permitted Liens;

          (f) Sale of Assets. Sell, or otherwise dispose of, the assets of Morris Cogen or any other asset (including by way of spin-off, installment sale or otherwise) which is substantial in relation to its assets taken as a whole, except for sales and dispositions of obsolete, worn or replaced property not used or useful in a Borrower's or any Subsidiary's business;
          (g) Changes in Offices or Names. Change the location of the chief executive office of the Borrowers, NRG Morris Inc. or Morris Cogen, the office of the chief place of business any such parties, the office of such parties in which the records relating to the earnings or insurances of or relating to Morris Cogen are kept unless the Lender shall have received thirty
(30) days prior written notice of such change;

          (h) Consolidation and Merger. Consolidate with, or merge into, any corporation or other entity, or merge any corporation or other entity into either Borrower, NRG Morris Inc. or Morris Cogen;

          (i) Limitation on Dividends. Directly or indirectly declare or pay any dividend or make any Distribution on its capital stock or to members, as the case may be; provided, however, that (A) Morris Cogen shall make Distributions when permissible to Funding; and (B)
Distributions may be paid by Funding to NRGG and by NRGG to its shareholders if; not less than thirty (30) days prior to the proposed date of payment of such Distribution the Borrowers shall have delivered to the Lender a certificate signed by the chief financial officer of each Borrower stating that principal and interest outstanding on the Loan does not exceed the Maximum Amount and is not reasonably projected to exceed the Maximum Amount of the next two Interest Payment Dates and that after giving effect to such proposed Distribution, no Default or Event of Default would occur or reasonably be anticipated to occur and/or be continuing. Distributions may be made to NRGG if the Certificate contemplated by clause (B) above is delivered;

          (j) Amendment, Termination, Etc. of Project Agreements. Terminate, cancel or suspend, or permit or consent to any termination, cancellation or suspension of, or enter into or consent to or permit the assignment of the rights or obligations of any party to, any of the Project Agreements or Governmental Approvals (other than assignment thereof to the Collateral Agent). The Borrowers shall not permit
Funding, NRG Morris Inc. or Morris Cogen to, directly or indirectly, amend, modify, supplement or waive, or permit or consent to the amendment, modification, supplement or waiver of, any of the provisions of, or give any consent under, any of the Project Agreements without
(i) first submitting to the Lender a copy of such proposed amendment, modification, supplement, waiver or consent and (ii) if in the reasonable judgment of the Lender, such proposed amendment, modification, supplement, waiver or consent could reasonably be expected to result in a Material Adverse Effect, the express prior written consent of the Lender;
(k)  Fiscal Year.  Change its fiscal year;
(l) Transactions with Affiliates. Enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate except for
(A) transactions contemplated by existing operations and maintenance agreements and/or management agreements in respect of the Morris Cogen facility; (B) transactions contemplated by the April 30, 1996
Management Services

Agreement between NRGG and the Lender, and (C) other transactions in the ordinary course of business and pursuant to the reasonable requirements of business and upon fair and reasonable terms no less favorable than would be obtained in an comparable arm's length transaction with a Person not an Affiliate; and

        (m) Investments. Make any Investments, other than Investments made by NRGG when no Default or Event of Default exists hereunder.

                               ARTICLE 7

                         Defaults and Remedies

          SECTION 7.01. Events of Default. An "Event of Default" occurs if:

        1. Borrowers default in any payment of interest of any other amount (other than those specified in (2) below) with respect to the Loan when the same becomes dues and payable and such default continues for a period of 30 days;

        2. Borrowers default in the payment of the principal of the Loan when the same become due and payable on the Maturity Date, upon mandatory prepayment, or otherwise; provided, however, that so long as Borrowers comply with Section 2.05(c) hereof, no failure to make a scheduled amortization payment pursuant to Section 2.05(b) shall constitute a default.

          3. Any representation or warranty made by a Borrower, herein, in the Credit Documents, the Membership Interest Purchase Agreement, the Assignment and Assumption Agreement or the NRGG Equity Guaranty fails to be accurate or complete in any material respect or a Borrower fails to comply with any of its respective agreements contained herein, the Credit Documents (other than those referred to in (1) or (2) above), the Membership Interest Purchase Agreement, the Equity Commitment
     Agreement or the NRGG Equity Guaranty and such failure continues for 30 days after the notice specified below;

          4. An event occurs which entitles the holders of Indebtedness aggregating in excess of $2,000,000 of a Borrower or any Subsidiary of a Borrower to accelerate such Indebtedness;

          5. A Borrower or any Subsidiary of a Borrower pursuant to or within the meaning of any Bankruptcy Law;

               (a)  commences a voluntary case;

              (b)  consents to the entry of an order for relief against it in an involuntary case;

              (c)  consents to the appointment of a custodian of it or for any substantial part of its property; or

              (d)  makes a general assignment for the benefit of its creditors;

     or takes any comparable action under any foreign laws relating to insolvency;

          6. A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

        (a) is for relief against a Borrower or any Subsidiary of a Borrower in an involuntary case;

        (b) appoints a custodian of a Borrower of any Subsidiary of a Borrower or for any substantial part of its property; or

        (c) orders the winding up or liquidation of a Borrower or any Subsidiary of a Borrower;

     or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days;

          7. Any judgment or decree for payment of money in excess of $2,000,000 or its foreign currency equivalent at the time is entered against a Borrower or any Subsidiary of a Borrower and is not discharged and either (a) an enforcement proceeding has been commenced by any creditor upon such judgment or decree of (b) there is a period of 60 days following the entry of such judgment or decree during which such judgment or decree is not discharged, waived or the execution thereof stayed; or

          8. This Agreement, any Credit Document, the Membership Interest Purchase Agreement, the Equity Commitment Agreement or the NRGG Equity Guaranty shall cease, for any reason, to be in full force and effect or a Borrower or any Subsidiary of a Borrower shall so assert in writing.

          The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

          A Default under clause (3) is not an Event of Default until the Lender notifies a Borrower of the Default and the Borrowers do not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default".

          SECTION 7.02. Acceleration. If an Event of Default (other than an Event of Default specified in Section 7.01(5) or (6) with respect to a Borrower) occurs and is continuing, the Lender by notice to a Borrower may declare the principal of and accrued interest on the Loan to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default specified in Section 7.01(5) or (6) with respect to a Borrower occurs, the principal of and interest on the Loans shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Lender. The Lender by notice to a Borrower may rescind an acceleration and its consequences. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

          SECTION 7.03.  Default and Remedies.

          (a) If, following the Funding Date, and so long as there shall remain outstanding any Indebtedness hereunder, an Event of Default occurs and is continuing, the Lender shall have all of the remedies of a secured party under the Uniform Commercial Code, including, without limitation, the right, to notify Morris Cogen to pay directly to the Lender any amount payable to either Borrower in respect of the Pledged Interests.
In addition to and not in derogation of any or all of the rights and remedies granted hereunder to the Lender or otherwise available to the Lender under applicable law, following the Funding Date and such an Event of Default, so long as there shall remain any outstanding
Indebtedness hereunder, the Lender shall have the further right and power, at its sole option, to sell, or otherwise dispose of, the Collateral (other than Collateral consisting of cash), or any part thereof, at any one or more public or private sales as permitted by applicable law, and for that purpose the Lender may take immediate and exclusive possession of such Collateral, or any part thereof, to the extent capable of possession.

          (b) To the fullest extent permitted by law, each Borrower irrevocably and expressly waives any right to receive any notice of sale or notice of any other disposition of all or any part of the Collateral that does not consist of cash, except that to the extent a Borrower may be entitled by applicable law to any notice of sale or other disposition of such Collateral, each Borrower agrees that if such notice is mailed, postage prepaid, to a Borrower at such Borrower's address hereinafter specified not less than five (5) days before the time of the sale or other disposition contemplated therein, such notice shall conclusively be deemed commercially reasonable and shall fully satisfy any requirement for giving of said notice. The Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place which it was so adjourned.

          (c) The proceeds realized upon any such disposition, after deduction for the expenses of retaking, holding, preparing for sale, selling or the like and reasonable attorneys' fees, legal expenses and costs incurred by the Lender, shall be applied in accordance with Section
7.06.
(d) The remedies of the Lender hereunder are cumulative and the exercise of any one or more of the remedies provided herein, or under the Uniform Commercial Code, shall not be construed as a waiver of any other rights or remedies of the Lender so long as any part of the indebtedness evidenced by the Note remains unsatisfied or unperformed.
The making of this Agreement shall not waive or impair any other security the Lender may have or hereafter acquire for the payment or performance of the indebtedness evidenced by the Note, nor shall the making of any such additional security waive or impair this Agreement;
but the Lender may resort to any security it may have in the order it may be deemed proper.

          SECTION 7.04. Other Remedies. If, following the Funding Date, and so long as there shall remain outstanding any indebtedness hereunder, an Event of Default occurs and is continuing, the Lender may pursue any available remedy to collect the payment of principal of or interest on the Note or to enforce the performance of any provision of the Note or this Agreement. The Lender may maintain a proceeding even if it does not possess the Note or does not produce it in the proceeding. A delay or omission by the Lender in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

          SECTION 7.05. Waiver of Past Defaults. The Lender by notice to Borrowers may waive an existing Default and its consequences. When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

          SECTION 7.06. Priorities. If the Lender collects any money or property pursuant to this Article 7, it shall pay out the money or property in the following order:

          FIRST:  to itself in accordance with the priority set forth
in Section 2.09;    and

          SECOND:  to the extent of any excess, to NRGG.

          SECTION 7.07. Undertaking for Costs. In any suit for the enforcement of any right of remedy under this Agreement a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys' fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.

          SECTION 7.08. Waiver of Stay or Extension Laws. The Borrowers (to the extent permitted by applicable law) shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Agreement; and each Borrower (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Lender, but shall suffer and permit the execution of every such power as though no such law had been enacted.

                               ARTICLE 8

                        Subordination; Waivers

          SECTION 8.01. Subordination. The Indebtedness evidenced by the Note is subordinate in certain respects to (a) the Secured Obligations under and as that term is defined in the Pledge and Security Agreement by Funding and NRG Morris Inc. in favor of the Collateral Agent under and as that term is defined in the Construction and Term Loan Agreement dated as of September 15, 1997 by and between Morris Cogen, The Chase Manhattan Bank, as Collateral Agent and as Agent Bank, and the other Banks party thereto, to the extent and in the manner provided in that certain Subordination Agreement dated as of December 10, 1997 by and between The Chase Manhattan Bank as Collateral Agent and the Lender, and (b) the Indebtedness (the "MeesPierson Obligations") under and as that term is defined in that certain Credit Agreement expected to be entered into by and between NRGG, MeesPierson Capital Corporation and the other Lenders party thereto (collectively the "MeesPierson Lenders"), to the extent and in the manner provided in that certain Subordination Agreement by and between those parties
and the Lender dated as of December 10, 1997.   Each Borrower shall
cause all other Indebtedness incurred by it to be subordinated on terms and conditions satisfactory to the Lender, to the prior payment in full of the Note and that the subordination is for the benefit of and enforceable by the holders of the Note. Each Borrower acknowledges and agrees that the terms of the subordination agreements contemplated in this paragraph define the relative rights of its creditors between such creditors and in no way affect the obligations of the Borrowers to the Lender.

     SECTION 8.02. Waiver of Contribution, Subrogation, Other Rights. Each Borrower hereby agrees that, from the date of this Agreement until the MeesPierson Obligations have each been indefeasibly paid in full, or this Agreement has been earlier terminated, it will not exercise any rights which it may have or acquire, at law or in equity, by way of contribution, subrogation, indemnity or similar principles as a result of payments made by either Borrower to the Lender hereunder. Each Borrower expressly acknowledges that it will benefit directly from the Loan hereunder and that the obligations hereunder are intended to be direct obligations and not a guarantee or in the nature of a guarantee. If, notwithstanding the express intention of the parties to the contrary, all or any portion of the obligations of either Borrower hereunder are deemed a guarantee or in the nature of a guarantee, then each Borrower hereby agrees that, from the date of this Agreement until the MeesPierson Obligations have each been indefeasibly paid in full, or this Agreement has been earlier terminated it will not exercise any suretyship and similar defenses and rights arising as a result of the Loan hereunder. This Section 8.02 shall inure to the benefit of the Lender and to the benefit of the MeesPierson Lenders.

                               ARTICLE 9

                             Miscellaneous

          SECTION 9.01. Amendments and Waivers. Except as otherwise expressly set forth in this Agreement, no Credit Document nor any terms thereof may be amended, supplemented, waived or modified except in writing signed by the Lender and the Borrowers.

          SECTION 9.02. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or telex, if one is listed), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when sent, confirmation of receipt received, or, in the case of telex notice, when sent, answer back received, address as follows, or to such other address as may be hereafter notified by the respective parties hereto and any further holders of the Note:

     If to NRGG:               NRG Generating (U.S.) Inc.
                               1221 Nicollet Mall, Suite 610
                               Minneapolis, MN  55403
                               Attention: President and Chief Executive
                                          Officer
                               Telephone: (612) 373-5300
                               Telecopier:(612) 373-5430

     With a copy to:           Troutman Sanders
                               NationsBank Plaza, Suite 5200
                               600 Peachtree Street N.E.
                               Atlanta, Georgia 30308
                               Attention:   M. Stuart Sutherland
                               Telephone: (404) 885-3000
                               Telecopier:(404) 885-3900

     If to NRGG Funding:       NRG Generating (U.S.) Inc.
                               1221 Nicollet Mall, Suite 610
                               Minneapolis, MN  55403
                               Attention: President and Chief Executive
                                          Officer
                               Telephone: (612) 373-5300
                               Telecopier:(612) 373-5430

     With a copy to:           Troutman Sanders
                               NationsBank Plaza, Suite 5200
                               600 Peachtree Street N.E.
                               Atlanta, Georgia 30308
                               Attention:   M. Stuart Sutherland
                               Telephone: (404) 885-3000
                               Telecopier:(404) 885-3900

     If to Lender:             NRG Energy, Inc.
                               1221 Nicollet Mall, Suite 700
                               Minneapolis, MN  55403
                               Attention: Treasurer
                               Telephone: (612) 373-5300
                               Telecopier:(612) 373-5430

     With a copy to:           NRG Energy, Inc.
                               Legal Department
                               1221 Nicollet Mall, Suite 700
                               Minneapolis, MN  55403
                               Attention: Vice President and General
                                          Counsel
                               Telephone: (612) 373-5300
                               Telecopier (612) 373-5392

provided that any notice, request or demand to or upon the Lender pursuant to Section 2.05 shall not be effective until received.

          SECTION 9.03. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise or any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          SECTION 9.04. Payment of Expenses and Taxes. The Borrowers jointly and severally agree (a) to pay the Lender on the Funding Date a fee in the amount of $100,000; (b) to pay the Lender on the Funding Date and on each anniversary of the Funding Date the amount of $50,000 in respect of expenses incurred in connection with the development, preparation and the execution and general administration of the Credit Documents and in addition, to pay or reimburse the Lender for all its reasonable costs and expenses incurred in connection with any amendment, supplement or modification to the Credit Documents, including the reasonable fees and disbursements of counsel to the Lender, (c) to pay or reimburse the Lender for all its costs and expenses incurred in connection with, and to pay, indemnify, and hold the Lender harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever arising out of or in connection with the enforcement or preservation of any rights under any Credit Document, including reasonable fees and disbursements of counsel to the Lender incurred in connection with the foregoing, (d) to pay, indemnify, and to hold the Lender harmless from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes (other than withholding taxes), if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Credit Document and any such other documents, and (e) to pay, indemnify, and hold the Lender and its respective Affiliates, officers and directors harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable fees and disbursements of counsel) which may be incurred by or asserted against the Lender or such Affiliates, officers or directors arising out of or in connection with any investigation, litigation or proceeding related to this Agreement, the other Credit Documents, the proceeds of the Loan and the transactions contemplated by or in respect of such use of proceeds, or any of the other transactions contemplated hereby, whether or not the Lender or such Affiliates, officers or directors is a party thereto, including any of the foregoing relating to the violation of, noncompliance with or liability under, any environmental law or regulation applicable to the operations of a Borrower or any Subsidiary of a Borrower or any of the facilities and properties owned, leased or operated by a Borrower or any Subsidiary of a Borrower (all the foregoing, collectively, the "Indemnified Liabilities"); provided that the Borrowers shall have no obligation hereunder with respect to indemnified liabilities of the Lender or any of its respective Affiliates, officers and directors arising from (i) the gross negligence or willful misconduct of the Lender or its directors or officers or (ii) legal proceedings commenced against the Lender by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such. The agreements in this Section 9.04 shall survive repayment of the Note and all other documents payable hereunder.

          SECTION 9.05. Successors and Assigns; Participations and Assignments. This Agreement shall be binding upon and insure to the benefit of the Borrowers, the Lender, all future holders of the Note and the Loan, and their respective successors and assigns, except that no party hereto may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

          SECTION 9.06. Counterparts. This Agreements may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

          SECTION 9.07. Governing Law; No Third Party Rights. This Agreement and the Note and the rights and obligations of the parties under this Agreement and the Note shall be governed by, and construed and interpreted in accordance with, the law of the State of Minnesota and applicable laws of the United States of America. This Agreement is solely for the benefit of the parties hereto and their respective successors and assigns, and, except as expressly provided in Section 8.02, no other Person shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement.

          SECTION 9.08.  Submission to Jurisdiction; Waivers.
9
          (a) Each party to this Agreement hereby irrevocably and unconditionally;

          (i) submits for itself and its property in any legal action or proceedings relating to this Agreement or any of the other Credit Documents, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of Minnesota, the courts of the United States of America for Minnesota and appellate courts from any thereof;

        (ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

        (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address et forth in Section 9.02; and

        (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

          (b) Each party hereto unconditionally waives trial by jury in any legal action or proceeding referred to in paragraph (a) above and any counterclaim therein.

          SECTION 9.09. Interest. Each provision in this Agreement and each other Credit Document is expressly limited so that in no event whatsoever shall the amount paid, or otherwise agreed to be paid, by the Borrowers for the use, forbearance or detention of the money to be loaned under this Agreement or any other Credit Document or otherwise (including any sums paid as required by any covenant or obligation contained herein or in any other Credit Document which is for the use, forbearance or detention of such money), exceed that amount of money which would cause the effective rate of interest to exceed the highest lawful rate permitted by applicable law (the "Highest Lawful Rate"), and all amounts owed under this Agreement and each other Credit Document shall be held to be subject to reduction to the effect that such amounts so paid or agreed to be paid which are for the use, forbearance or detention of money under this Agreement or such Credit Document shall in no event exceed that amount of money which would cause the effective rate of interest to exceed the Highest Lawful Rate. Notwithstanding any provision in this Agreement or any other Credit Document to the contrary, if the maturity of the Loan or the obligations in respect of the other Credit Documents are accelerated for any reason, or in the event of any prepayment of all or any portion of the Loan or the obligations in respect of the other Credit Documents by the Borrowers or in any other event, earned interest on the Loan and such other obligations of the Borrowers may never exceed the Highest Lawful Rate, and any unearned interests otherwise payable on the Loan or the obligations in respect of the other Credit Documents that is in excess of the Highest Lawful Rate shall be canceled automatically as of the date of such acceleration or prepayment or other such event and (if theretofore paid) shall, at the option of the holder of the Loan or such other obligations, be either refunded to the Borrowers or credited on the principal of the Loan. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate, the Borrowers and the Lender shall, to the maximum extent permitted by applicable law, amortize, prorate, allocate and spread, in equal parts during the period of the actual term of this Agreement, all interest at any time contracted for, charged, received or reserved in connection with this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                              NRG GENERATING (U.S.) INC.

                              /s/ Robert t. Sherman, Jr.
                              Robert T. Sherman, Jr.
                              President and Chief Executive Officer



                              NRGG FUNDING INC.
                              /s/ Robert t. Sherman, Jr.
                              Robert T. Sherman, Jr.
                              President and Chief Executive Officer



                              NRG ENERGY, INC.
                              David H. Peterson
                              David H. Peterson
                              Chairman, President and Chief Executive
                              Officer

                                                              EXHIBIT A


                                                      December 10, 1997


                                 NOTE

          FOR VALUE RECEIVED, the undersigned, NRG GENERATING (U.S.) INC., a Delaware corporation ("NRGG") and NRGG Funding Inc., a Delaware corporation ("Funding"), hereby jointly, severally and unconditionally promise to pay to the order of NRG ENERGY, INC., a Delaware corporation, or registered assigns (the "Lender"), at the office of the Lender at 1221 Nicollet Mall, Suite 700, Minneapolis, MN 55403 or by wire transfer in accordance with such instructions as the Lender may require, in lawful money of the United States of America and in immediately available funds, the principal amount of up to $22,000,000 or, if less, the aggregate unpaid principal amount of the Loan made by the Lender pursuant to Section 2.01 of the Loan Agreement referred to below (in either case, to be paid together with any accrued interest not required to be paid currently in cash), which sum shall be due and payable in such amounts and on such dates as are set forth in the Supplemental Loan Agreement, dated as of December 10, 1997among NRGG and Funding (each a "Borrower" and collectively the "Borrowers") and the Lender (the "Loan Agreement"; terms defined therein being used herein as so defined). The undersigned further agrees to pay interest at said office or to such account, in like money, from the date hereof on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.06 of the Loan Agreement.

          All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder of this Note of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that of any subsequent instance.

          This Note is the Note referred to in the Loan Agreement, which Loan Agreement, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Loan Agreement, all upon the terms and conditions therein specified.

          This Note shall be construed in accordance with and governed by the laws of the State of Minnesota and any applicable laws of the United States of America.

          THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE LOAN AGREEMENT. TRANSFERS OF THIS NOTE MUST BE
RECORDED IN THE REGISTER MAINTAINED BY THE LENDER PURSUANT TO THE TERMS OF THE LOAN AGREEMENT.

          THIS NOTE IS SUBJECT TO THE SUBORDINATION AGREEMENT, DATED AS OF DECEMBER 10, 1997, AMONG NRGG, THE LENDER AND MEESPIERSON CAPITAL CORPORATION UNDER WHICH THIS NOTE AND NRGG'S OBLIGATIONS HEREUNDER ARE, SUBORDINATED IN THE MANNER SET FORTH THEREIN TO THE PRIOR PAYMENT OF CERTAIN OBLIGATIONS TO THE HOLDERS OF SENIOR INDEBTEDNESS AS DEFINED THEREIN.


          THIS NOTE IS FURTHER SUJECT TO THE SUBORDINATION PROVISIONS SET FORTH IN THE SUBORDINATION AGREEMENT, DATED AS OF DECEMBER 10, 1997, BETWEEN THE LENDER AND THE CHASE MANHATTAN BANK IN ITS CAPACITY
AS COLLATERAL AGENT.   A COPY OF THAT SUBORDINATION AGREEMENT IS ON
FILE WITH NRGG, FUNDING AND NRG MORRIS INC. AND IS AVAILABLE FOR INSPECTION AT THEIR RESPECTIVE OFFICES.

                         NRG GENERATING (U.S.) INC.

                         ______________________________
                         Robert T. Sherman, Jr.
                         President and Chief Executive Officer


                         NRGG FUNDING INC.

                         ______________________________
                         Robert T. Sherman, Jr.
                         President and Chief Executive Officer

                                                            EXHIBIT B

                         AMORTIZATION SCHEDULE

Principal Reduction
Date                    Reduction Amount      Maximum Amount

3/31/99                 $927,190.45           $21,070,441.55
6/30/99                 $950,370.21           $20,120,071.34
9/30/99                 $974,129.47           $19,145,941.87
12/31/99                $998,482.70           $18,147,459.17
3/31/00                 $1,226,559.77         $16,920,899.40
6/30/00                 $1,257,223.77         $15,663,675.63
9/30/00                 $1,288,654.36         $14,375,021.27
12/31/00                $1,320,870.72         $13,054,150.56
3/31/01                 $666,826.74           $12,387,323.82
6/30/01                 $683,497.40           $11,703,826.42
9/30/01                 $700,584.84           $11,003,241.58
12/31/01                $718,099.46           $10,285,142.12
3/31/02                 $623,366.45           $9,661,775.67
6/30/02                 $638,950.61           $9,022,825.06
9/30/02                 $654,924.37           $8,367,900.69
12/31/02                $671,297.48           $7,696,603.20
3/31/03                 $570,433.67           $7,126,169.53
6/30/03                 $584,694.51           $6,541,475.02
9/30/03                 $599,311.87           $5,942,163.15
12/31/03                $614,294.67           $5,327,868.48
3/31/04                 $626,391.54           $4,701,476.94
6/30/04                 $642,051.33           $4,059,425.61
9/30/04                 $658,102.61           $3,401,323.00
12/31/04               $3,401,323.00          $0.00

                             Schedule 5(b)
                            Capitalization


NRG Generating (U.S.) Inc.

20,000,000 shares of $.01 par value preferred stock are authorized None of these shares of preferred stock are issued or outstanding 50,000,000 shares of $.01 par value common stock are authorized 6,871,069 shares of $.01 par value common stock are issued 6,836,769 shares of $.01 par value common stock are outstanding 34,300 shares of $.01 par value common stock held as treasury stock

NRGG Funding Inc.

1000 shares of common stock without par value are authorized
1000 shares are issued and outstanding to NRG Generating (U.S.) Inc.

As of the date of the consummation of the transactions contemplated by the Membership Interest Purchase Agreement:

NRG Morris Inc.

1,000 shares of common stock with $1.00 par value are authorized
 1,000 shares are issued are issued and outstanding to NRGG Funding
Inc.


NRG (Morris) Cogen, LLC

Indeterminate number of membership interests
99% of such interests are owned by NRGG Funding Inc.
1% of such interests are owned by NRG Morris Inc.

                             Schedule 5(f)
                              Litigation


NRG Generating (U.S.) Inc.

1. Stevens, et al. v. O'Brien Environmental Energy, Inc., et al., United States District Court for the Eastern District of Pennsylvania, Civil Action No. 94-cv-4577, filed July 27, 1997.

     This action was filed by certain purchaser's of NRG Generating (U.S.) Inc.'s (the "Company") Class A Common Stock (the "Common Stock") during the class period who allege various violations of the Federal securities laws. The plaintiffs claim that certain material misrepresentations and nondisclosures concerning the Company's financial conditions and prospects allegedly caused the price of the Common Stock to be artificially inflated during the class period.

     Plaintiff's counsel has been engaging in discovery. Troutman Sanders LLP entered an appearance on behalf of the Company. Motions to dismiss by the director defendants remain pending.

2. Blackman and Frantz v. O'Brien, United States District Court, Eastern District of Pennsylvania, Civil Action No. 94-CV-5686, filed October 25, 1995.

     This action was filed by purchasers of O'Brien debentures during the class period. The plaintiffs object to treatment of the class under the bankruptcy plan. This matter has been consolidate with the Stevens class action case described in paragraph number 1 above. Plaintiff's counsel has been engaging in discovery. Troutman Sanders LLP entered an appearance on behalf of the Company. Motions to dismiss by the director defendants remain pending.

3. Mazzaro Coal & Disposal, Inc. v. Robert O. Lampl, Esq., O'Brien Energy Systems, Inc., and Manus Corporation, Court of Common Pleas of Allegheny County, Pennsylvania, Civil action No. GD96-2005, filed February 2, 1996.

     This action arises out of a permanent consent decree in Manus Corporation v. O'Brien Energy Services, Inc. and Mazzaro Coal & Disposal, Inc., Court of Common Pleas of Allegheny County, Pennsylvania, Civil Action No. GD94-5785 in which the parties agreed to a certain payment schedule for the extraction of gas from a landfill site. The decree contemplated an escrow/lockbox arrangement (the "Arrangement") whereby the Company made payments to the escrow/lockbox instead of to Manus for collection by the landfill owner, Mazzaro. The Arrangement was not implemented due to O'Brien's bankruptcy; however, the Company advises that all payments due were paid to Manus. The plaintiff and co-defendants are in agreement as to this fact and the Company appears to be named simply as a party to the prior consent decree. Plaintiff's counsel's staff reports that this matter has been resolved, and the Company is awaiting confirmation of the final order.

4. Stewart & Stevenson Operations, Inc. v. NRG Generating (U.S.) Inc.; NRG Generating (Newark) Cogeneration Inc.; NRG Generating (Parlin) Cogeneration Inc.; NRG Energy, Inc., Superior Court of New Jersey, Middlesex County, No. L-5071-97

      The suit alleges a claim based on contract and tort seeking to recover for allegedly wrongful termination of the operations and maintenance contracts of the Newark and Parlin facilities. Stewart & Stevenson Operations, Inc.. ("SSOI") is seeking $300,000 in special damages and an unspecified amount in general and punitive damages. NRG Generating (U.S.) Inc. ("NRGG") has counterclaim for damages due to permit violations and the Newark and Parlin facilities while SSOI was the operator in those facilities.

5.    In  re:  O'Brien  Environmental Energy, Case No.  94-26723,  U.S.
Bankruptcy Court

     The confirmation plan in the O'Brien Environmental Energy, Inc. bankruptcy was consummated on April 30, 1996. Subsequent to consummation, the reorganized debtor and the unsecured creditors' committee have been working to conclude certain matters still pending before the bankruptcy court. Such matters include objections to claims and the payment of professional fees. Presently, there are still a few claims and objections which have to be litigated. In addition, several orders of the bankruptcy court are under appeal including the order confirming the reorganization plan and an order denying compensation to the unsuccessful bidder at the January 1996 auction.

6. Juanita Tustin v. NRG Generating (U.S.) Inc., NRG Energy, Inc., and Michael J. Brady, Superior Court of New Jersey, Camden County, Docket No. L-4283-97, filed on or about May 20, 1997.

     Plaintiff alleges sexual harassment in violation of the New Jersey Law Against Discrimination, intentional infliction of emotional distress, negligent infliction of emotional distress, invasion of privacy, negligent supervision, and negligent retention. Defendant Michael J. Brady was Plaintiff's supervisor and is her alleged harasser. An Answer was filed on behalf of NRG Generating (U.S.) Inc. on or about July 18, 1997, and a Motion to Dismiss was filed on behalf on NRG Energy, Inc. on that same date. The Motion to Dismiss was denied, and NRG Energy, Inc. subsequently filed its answer in early October.

7.   Additional Potential Litigation

      NRG Generating (U.S.) Inc. has been contacted by a lawyer in Philadelphia regarding a possible slip and fall claim from Patricia McGinty, a former O'Brien employee, based upon an accident which occurred in front of the former O'Brien headquarters in January 1996 while she was on her way to work.

8.   Litigation Defended by Insurer

      NRG Generating (U.S.) Inc. has other litigation that is being defended by its insurer.

NRGG Funding Inc.

     None.

NRG Morris Inc. and NRG (Morris) Cogen, LLC

     To the Borrowers' knowledge, except as set forth on Schedule 4.5 to the Membership Interest Purchase Agreement, there is no pending litigation against either NRG Morris Inc. or NRG (Morris) Cogen, LLC.

                             Schedule 5(i)
                               Insurance


A list of NRG Generating (U.S.) Inc.'s material insurance policies is attached.

NRGG Funding has no material insurance policies.

As wholly-owned subsidiaries of NRG Energy, Inc., NRG Morris Inc. and NRG (Morris) Cogen, LLC have the following insurance policies:


1. Commercial General Liability for $1 million/$2 million is with Federal Insurance Company;

2. Excess Liability for $25 million is with Associated Electric & Gas Insurance Services Limited;

3.   Auto is with Federal Insurance Company; and

4.   Workers Compensation is with Lumberman's Underwriting Alliance.

                             Schedule 5(o)
                          Security Interests

1.   Required Consents

     (a) Consent of The Chase Manhattan Bank and such other banks as required by the Construction and Term Loan Agreement dated as of September 15, 1997 among NRG (Morris) Cogen, LLC, the Banks (as defined by that agreement), The Chase Manhattan Bank, as Agent Bank and The Chase Manhattan Bank, as Collateral Agent.

     (b) Expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Act, consent of The Chase Manhattan Bank and such other banks as are necessary to effectuate the arrangements contemplated in Sections 2.2(a) through 2.2(d) of the Membership Interest Purchase Agreement, completion of the arrangement contemplated in Section 2.2(b) of the Membership Interest Purchase Agreement regarding the ESA Obligations, and completion of the arrangement contemplated in Section 2.2(d) of the Membership Purchase Agreement regarding the Supplemental Loan Agreement.

     (c) Execution of one or more Subordination Agreements in connection with a certain Credit Agreement to be entered into among NRGG, MeesPiersen Capital Corporation and the other Lenders party thereto.

2.   Principal Place of Business

     (a)  NRGG Funding Inc.
          1221 Nicollet Mall, Suite 610
          Minneapolis, Minnesota 55403

     (b) As of the date of the consummation of the transactions contemplated by the Membership Interest Purchase Agreement:
          NRG Morris Inc.
          1221 Nicollet Mall, Suite 610
          Minneapolis, Minnesota 55403

3.   Corporate and Trade Names

     (a)  NRGG Funding Inc.
          None

     (b)  NRG Morris Inc.
          To the Borrowers' knowledge, NRG Morris Inc. has not transacted any business during the five year period prior to the date of this Agreement under any other name than NRG Morris Inc.

                             Schedule 5(r)
                                Assets

1.   Exemptions to valid and sufficient title:

     (a)  Permitted Liens

     (b) The option in favor of Millennium Petrochemicals Inc. under the Energy Services Agreement between it and NRG (Morris) Cogen, LLC dated June 6, 1997.

(c) Exceptions to valid and sufficient title on real property leased or owned by the Borrowers include all encumbrances listed on this schedule, all matters of public record as of the date hereof, and all taxes for 1997 and subsequent years.


2.   Other security interests in the collateral :

     (a)  Security Interests granted in connection with Permitted
Liens.

                             Schedule 5(t)
                             Transactions


None.